Use these links to rapidly review the document
TABLE OF CONTENTS

Exhibit 10.10

INTERIM SERVICING AGREEMENT

among

CITIBANK, N.A.,
"Lender"

ACRC LENDER C LLC
"Owner"

and

ARES COMMERCIAL REAL ESTATE SERVICER LLC,
"Servicer" and "Special Servicer"

Dated as of December 8, 2011

ii

		Page
9.5	Inspection and Audit Rights	27
9.6	Binding Effect; No Partnership; Counterparts	27
9.7	Protection of Confidential Information	27
9.8	General Interpretive Principles	27
9.9	Further Agreements	28

Index of Defined Terms

Accepted Servicing Practices	9	Master Loan Event of Default	4
Accounts	1	Monthly Payment	4
Additional Servicing Compensation	1	Mortgage	4
Affiliate	2	Mortgaged Property	4
Agreement	1, 2	Mortgagor	4
Appraisal	1	Note	4
Appraiser	1	Owner	1
Asset Status Report	18	Performing Investment	4
Balloon Investment	2	Permitted Investments	4
Balloon Payment	2	Person	5
Best Efforts	2	Qualified Affiliate	5
Business Day	2	Rating Agency	6
Collateral	2	Responsible Officer	6
Corrected Investment	2	Servicer	1, 6
Escrow Account	13	Servicer's Account	6
Escrow Payment	2	Servicing Expenses	6
Event of Default	27	Servicing Fee	7
FIRREA	3	Servicing Fee Rate	7
Income	3	Servicing File	7
Insurance and Condemnation Proceeds	3	Servicing Transfer Date	7
Investment	3	Special Servicer	1, 7
Investment File	3	Special Servicing	13
Lender	1	Special Servicing Fee	7
Liquidation Event	3	Special Servicing Fee Rate	7
Liquidation Expenses	3	Special Servicing Transfer Event	7
Liquidation Fee	3	Specially Serviced Investment	7, 9
Liquidation Fee Rate	3	Successor	24
Liquidation Proceeds	3	Workout Fee	8
Loan Servicing	11	Workout Fee Rate	8
Master Loan Agreement	4

iii

INTERIM SERVICING AGREEMENT

        THIS INTERIM SERVICING AGREEMENT ("Agreement") dated as of December 8, 2011, is among Citibank, N.A., a national banking association ("Lender"), ACRC LENDER C LLC, a Delaware limited liability company ("Owner") and ARES COMMERCIAL REAL ESTATE SERVICER LLC, a Delaware limited liability company ("Servicer" and "Special Servicer", as the case may be).

PRELIMINARY STATEMENT

        Owner desires to engage Servicer and Special Servicer, as the case may be, and Servicer and Special Servicer, as the case may be, desire to accept such engagement, to service the Mortgage Loans and related assets that Owner acquires from time to time in accordance with the provisions of this Agreement.

        Servicer and Special Servicer are each independent contractors in the business of servicing mortgage loans.

        This Agreement shall become effective with respect to each Investment, or appropriate group or portfolio of Investments, upon the related Servicing Transfer Date.

        NOW, THEREFORE, in consideration of the recitals in this Preliminary Statement, which are made a contractual part hereof, and of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1    DEFINITIONS

        1.1    Defined Terms.

        Whenever used in this Agreement, capitalized terms shall have the meanings given to them in the text hereof (refer to the Index of Defined Terms). In addition, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

        "Accounts":    The Escrow Accounts and the Servicer's Account.

        "Additional Servicing Compensation":    Any amount that Servicer is entitled to be paid or to retain under the terms of this Agreement, other than the Servicing Fee and reimbursable items.

        "Appraisal":    With respect to each Mortgaged Property, an appraisal prepared by an Appraiser and certified by such Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as FIRREA.

        "Appraiser":    an independent professional real estate appraiser reasonably satisfactory to Owner who is a member in good standing of the American Appraisal Institute, and, if the state in which Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years experienced in the subject property type.

        "Affiliate":    With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means direct or indirect possession of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling", "controlled" and "under common control" have meanings correlative to the foregoing.

        "Agreement":    This Interim Servicing Agreement, as the same may be modified, supplemented or amended from time to time.

        "Balloon Investment":    Any Investment that does not substantially amortize by its related maturity date.

        "Balloon Payment":    With respect to each Balloon Investment, the scheduled payment of principal due on the maturity date (less principal included in the applicable amortization schedule or scheduled Monthly Payment).

        "Best Efforts":    Efforts determined to be reasonably diligent by Owner or Servicer, as the case may be, in its reasonable discretion, which efforts do not require Owner or Servicer, as the case may be, to enter into any litigation, arbitration or other legal or quasi-legal proceeding or to expend its own funds in excess of an amount determined by Owner or Servicer to be commercially reasonable.

        "Business Day":    Any day other than (i) a Saturday or Sunday, or (ii) a day in which depository institutions or trust companies in the States of New York and Illinois or in any of the States in which the Accounts or any accounts used by Owner for remittance purposes are located, are authorized or obligated by law, regulation or executive order to remain closed.

        "Collateral":    With respect to each Investment, the Mortgaged Property and/or any other property securing the obligations of the related Mortgagor under the documents evidencing the related Investment.

        "Corrected Investment":    Any Specially Serviced Investment that has become current and remained current for three consecutive Monthly Payments (for such purposes taking into account any modification or amendment of such Investment, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the related Mortgagor), provided, that no additional default is foreseeable in the reasonable judgment of Special Servicer.

        "Escrow Payment":    Any payment received by Servicer or Special Servicer for the account of any Mortgagor for application toward the payment of taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures, and similar items in respect of the related Mortgaged Property.

        "FIRREA":    The Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

        "Income":    As defined in the Master Loan Agreement.

        "Insurance and Condemnation Proceeds":    All proceeds paid under any insurance policy or in connection with the full or partial condemnation of an Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to Mortgagor or any tenants or ground lessors, in either case, in accordance with Accepted Servicing Practices.

        "Investment":    Each of the Mortgage Loans, as such term is defined in the Master Loan Agreement.

        "Investment File":    With respect to each Investment, the related Note, the related Mortgage or other security agreements (whether secured by an interest in property or otherwise) and any and all other documents executed and delivered in connection with the origination or subsequent modification of such Investment.

        "Liquidation Expenses":    All customary, reasonable and necessary "out of pocket" costs and expenses incurred by Special Servicer in connection with a liquidation of any Specially Serviced Investment (including, without limitation, legal fees and expenses, committee or referee fees, and, if applicable, brokerage commissions and conveyance taxes).

        "Liquidation Event":    An Investment is liquidated for a full or discounted amount and Servicer or Special Servicer, as applicable, has determined that all amounts that it expects to recover from or on account of such Investment have been recovered.

        "Liquidation Fee":    A fee payable to Special Servicer with respect to each Specially Serviced Investment as to which Special Servicer receives a full or discounted payoff (or an unscheduled partial payment to the extent such prepayment is required by Special Servicer as a condition to a workout) with respect thereto from the related Mortgagor or any Liquidation Proceeds or Insurance and Condemnation Proceeds with respect to the related Investment (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds related to such liquidated Specially Serviced Investment.

        "Liquidation Fee Rate":    With respect to each Specially Serviced Investment, a rate equal to 1.00% per annum.

        "Liquidation Proceeds":    Cash amounts received by or paid to Servicer or Special Servicer, as applicable, in connection with: (i) the liquidation (including a payment in full) of an Mortgaged Property, or through a trustee's sale, foreclosure sale, or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the documents evidencing the related Investment; (ii) the realization upon any deficiency judgment obtained against Mortgagor; (iii) the purchase of a Specially Serviced Investment by any lender pursuant to any purchase option set forth in the related intercreditor or participation agreement.

        "Master Loan Agreement":    That certain Master Loan and Security Agreement dated on or about December 8, 2011 by and between Owner and Lender.

        "Master Loan Event of Default":    An Event of Default, as defined and used in the context of the Master Loan Agreement.

        "Monthly Payment":    With respect to each Investment, the regularly scheduled periodic payment of interest (and, if applicable partial amortization of principal) contemplated by the terms of the applicable Note.

        "Mortgage":    With respect to each Investment, the mortgage, deed of trust or other instrument securing the related Note, which creates a lien on the real property securing such Note.

        "Mortgaged Property":    As defined in the Master Loan Agreement.

        "Mortgagor":    The obligor on a Note.

        "Note":    With respect to any Investment, the promissory note or other evidence of indebtedness or agreements evidencing the indebtedness of a Mortgagor under such Investment.

        "Performing Investment":    Any Investment that is not a Specially Serviced Investment.

        "Permitted Investments":    Any one or more of the following obligations or securities having at the time of purchase, or at such other time as may be specified, the required ratings, if any, provided for in this definition:

          (a)   direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the United States of America;

          (b)   direct obligations of, or guaranteed as to timely payment of principal and interest by, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Bank, the Federal National Mortgage Association or the Federal Farm Credit System, provided that any such obligation, at the time of purchase or contractual commitment providing for the purchase thereof, is qualified by any Rating Agency as an investment of funds backing securities rated "AAA" (or such comparable rating);

          (c)   demand and time deposits in or certificates of deposit of, or bankers' acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that, in the case of obligations that are not fully insured by the Federal Deposit Insurance Corporation, the commercial paper and/or long term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long term unsecured debt obligations of such holding company) have an A-1 rating by S&P (or such similar rating by the other Rating Agencies) for such securities;

          (d)   general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long term debt rating available for such securities by any Rating Agency;

          (e)   commercial or finance company paper (including both non interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) that is rated by any Rating Agency in its highest short term unsecured debt rating category at the time of such investment or contractual commitment providing for such investment, and is issued by a corporation the outstanding senior long term debt obligations of which are then rated by any such Rating Agency in its highest long term unsecured debt rating category;

          (f)    guaranteed reinvestment agreements issued by bank, insurance company or other corporation rated in one of the two highest long term unsecured debt rating levels available to such issuers by any Rating Agency at the time of such investment, provided that any such agreement must by its terms provide that it is terminable by the purchaser without penalty in the event any such rating is at any time lower than such level;

          (g)   repurchase obligations with respect to any security described in clause (a) or (b) above entered into with a depository institution or trust company (acting as principal) described in clause (c) above;

          (h)   securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and rated by any Rating Agency in its highest long term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

          (i)    units of taxable money market funds that funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, and have been approved in writing by Lender as Permitted Investments with respect to this definition; and

          (j)    such other obligations as are approved in writing by Lender as Permitted Investments.

        "Person":    Any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Qualified Affiliate":    Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by Servicer or Special Servicer or by any Person or Persons who directly or indirectly own equity ownership interests in Servicer or Special Servicer.

        "Rating Agency":    Each of Standard & Poor's Ratings Services, a division of McGraw Hill, Inc., Moody's Investors Service, Inc., Fitch, Inc., or any other nationally recognized statistical rating agency.

        "Responsible Officer":    Any officer, authorized signatory or employee of Lender, Servicer or Special Servicer, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

        "Servicer":    Ares Commercial Real Estate Servicer LLC, a Delaware limited liability company, or any successor Servicer as herein provided.

        "Servicer's Account":    As defined in the Master Loan Agreement.

        "Servicing Expenses":    All customary, reasonable and necessary out of pocket costs and expenses paid or incurred in accordance with Accepted Servicing Practices in connection with Servicer's or Special Servicer's obligations hereunder, including without limitation:

          (a)   real estate taxes, assessments and similar charges;

          (b)   insurance premiums;

          (c)   any expense necessary in order to prevent or cure any violation of applicable laws, regulations, codes, ordinances, rules, orders, judgments, decrees, injunctions or restrictive covenants;

          (d)   any cost or expense necessary in order to maintain or release the lien on each Mortgaged Property and related collateral, including any mortgage registration taxes, release fees, or recording or filing fees;

          (e)   customary expenses for the collection, enforcement or foreclosure of the Investments and the collection of deficiency judgments against Mortgagors and guarantors (including but not limited to the fees and expenses of any trustee under a deed of trust, foreclosure title searches and other lien searches);

          (f)    costs and expenses of any appraisals, valuations, inspections, environmental assessments (including but not limited to the fees and expenses of environmental consultants), audits or consultations, engineers, architects, accountants, on site property managers, market studies, title and survey work and financial investigating services;

          (g)   customary expenses for liquidation, restructuring, modification or loan workouts, such as sales brokerage expenses and other costs of conveyance;

          (h)   costs and expenses related to travel and lodging, subject to Section 3.7 with respect to property inspections; and

          (i)    any other reasonable costs and expenses, including without limitation, legal fees and expenses, incurred by Servicer or Special Servicer under this Agreement in connection with the enforcement, collection, foreclosure, disposition, condemnation or destruction of the Investments or related Mortgaged Properties and the performance of Loan Servicing by Servicer or Special Servicer under this Agreement.

        "Servicing Fee":    An amount equal to the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of each Investment.

        "Servicing Fee Rate":    0.07% per annum.

        "Servicing File":    With respect to each Investment, all documents, information and records relating to the Investment that are necessary to enable Servicer to perform its duties and service the Investment in compliance with the terms of this Agreement, and any additional documents or information related thereto maintained or created by Servicer.

        "Servicing Transfer Date":    With respect to each Investment, the date of delivery by Lender to Servicer of the related Servicing File.

        "Specially Serviced Investment":    Any Investment for which a Special Servicing Transfer Event has occurred and such Specially Serviced Investment has not become a Corrected Investment.

        "Special Servicer":    Ares Commercial Real Estate Servicer LLC, a Delaware limited liability company, or any successor special servicer as herein provided.

        "Special Servicing Fee":    With respect to each Specially Serviced Investment, an amount equal to the product of (a) the Special Servicing Fee Rate and (b) the outstanding principal balance of such Specially Serviced Investment, as calculated in accordance with Section 5.3.2 of this Agreement.

        "Special Servicing Fee Rate":    With respect to each Specially Serviced Investment, 0.25% per annum.

        "Special Servicing Transfer Event":    With respect to any Investment, the occurrence of any of the following events:

          (a)   a payment default shall have occurred at the original maturity date or, if the original maturity date (or original anticipated repayment date) of such Investment has been extended, a payment default shall have occurred at such extended maturity date (or extended anticipated repayment date); or

          (b)   any Monthly Payment is more than 60 days delinquent; or

          (c)   Servicer makes a judgment, or receives from Special Servicer a written determination of Special Servicer that a payment default is imminent and is not likely to be cured by the related Mortgagor within 60 days; or

          (d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, is entered against the related Mortgagor; provided, that if such decree or order is discharged or stayed within 60 days of being entered, or if, as to a bankruptcy, the automatic stay is lifted within 60 days of a filing for relief or the case is dismissed, upon such discharge, stay, lifting or dismissal such Investment shall no longer be a Specially Serviced Investment (and no Special Servicing Fees, Workout Fees or Liquidation Fees will be payable with respect thereto and any such fees actually paid shall be reimbursed by Special Servicer); or

          (e)   the related Mortgagor shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

          (f)    the related Mortgagor shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

          (g)   a default of which Servicer has notice (other than a failure by such Mortgagor to pay principal or interest) and which Servicer determines in accordance with Accepted Servicing Practices may materially and adversely affect the interests of Lender has occurred and remained unremedied for the applicable grace period specified in the documents evidencing the related Investment (or if no grace period is specified for those defaults that are capable of cure, 60 days); or

          (h)   Servicer has received notice of the foreclosure or proposed foreclosure of any other lien on the related Collateral.

        "Workout Fee":    The fee paid to Special Servicer, at the Workout Fee Rate, with respect to each Corrected Investment.

        "Workout Fee Rate":    With respect to each Corrected Investment, a fee of 1.00% of each collection of interest and principal, including (i) Monthly Payments, (ii) Balloon Payments and (iii) payments (other than those included in clause (i) or (ii) of this definition) at maturity, received on each Corrected Investment for so long as it remains a Corrected Investment.

        2    RETENTION AND AUTHORITY OF SERVICER AND SPECIAL SERVICER

        2.1    Engagement; Servicing Standard.

          2.1.1  Owner hereby engages Servicer and Special Servicer, as the case may be, to perform, and Servicer and Special Servicer, as the case may be, hereby agree to perform, Loan Servicing and Special Servicing, as applicable, with respect to each of the Investments throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.

          2.1.2  Each of Servicer and Special Servicer shall diligently perform its services hereunder (a) in accordance with (i) applicable laws, (ii) the terms and provisions of the Investment File, (iii) the express terms hereof, and (iv) the customary and usual standards of practice of prudent institutional commercial mortgage loan servicers, and (b) to the extent consistent with the foregoing requirements, in the same manner in which Servicer and Special Servicer services commercial loans for its own account and for other third party portfolios of loans similar to the Investments, whichever is higher, but without regard to any relationship that Servicer and Special Servicer or any Affiliate of Servicer and Special Servicer may have with the related Mortgagor or any Affiliate of such Mortgagor or to Servicer's and Special Servicer's right to receive compensation for its services hereunder. The servicing standards described in the preceding sentence are herein referred to as "Accepted Servicing Practices".

          2.1.3  Without limiting the foregoing, subject to Section 3.9, Special Servicer shall service and administer any Investment as to which a Special Servicing Transfer Event has occurred and is continuing (in each case, a "Specially Serviced Investment"); provided, that Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Investments, except for the reports specified herein as prepared by Special Servicer, as if no Special Servicing Transfer Event had occurred, and to render such services with respect to such Specially Serviced Investments as are specifically provided for herein; provided, further, however, that Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of Special Servicer to provide sufficient information to Servicer to comply with such duties or failure by Special Servicer to otherwise comply with its obligations hereunder. Each Investment that becomes a Specially Serviced Investment shall continue as such until satisfaction of the conditions specified in Section 3.9. Without limiting the foregoing, subject to Section 3.9, Servicer shall service and administer all Investments that are not Specially Serviced Investments. Special Servicer shall make the inspections, use its reasonable efforts to collect the statements and forward to Servicer and Lender reports in respect of the related Mortgaged Properties, with respect to Specially Serviced Investments in accordance with, and to the extent required by, Accepted Servicing Practices. After notification to Servicer, Special Servicer may contact any Mortgagor of any Performing Investment if efforts by Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of Servicer.

        2.2    Subservicing.

        To the extent necessary for Servicer to comply with any applicable laws, regulations, codes or ordinances relating to Servicer's Loan Servicing obligations hereunder, and subject to the prior, written approval of Lender (not to be unreasonably withheld or delayed), Servicer or Special Servicer, as the case may be, may subservice to any Person any of its Loan Servicing obligations hereunder; provided, however, that Servicer or Special Servicer, as the case may be, shall provide oversight and supervision with regard to the performance of all subcontracted services and any subservicing agreement shall be consistent with and subject to the provisions of this Agreement. Neither the existence of any subservicing agreement nor any of the provisions of this Agreement relating to subservicing shall relieve Servicer or Special Servicer, as the case may be, of its obligations to Owner hereunder. Notwithstanding any such subservicing agreement, Servicer or Special Servicer, as the case may be, shall be obligated to the same extent and under the same terms and conditions as if Servicer or Special Servicer, as the case may be, alone were servicing the related Investments in accordance with the terms of this Agreement. Servicer or Special Servicer, as the case may be, shall be solely liable for all fees owed by it to any subservicer, regardless of whether Servicer's or Special Servicer's, as the case may be, compensation hereunder is sufficient to pay such fees. Owner shall have no obligation or liability to any subservicer as a result of Owner's entry into this Agreement. Each subservicing agreement must be in writing and provide that it automatically terminates or otherwise no longer applies to any of the Investments, without payment of any termination fee by Owner, upon the termination of this Agreement. Servicer or Special Servicer, as the case may be, at its own expense, shall provide Lender and Owner with copies of all subservicing agreements upon request. Each sub-servicer must be authorized to transact business in the applicable state(s), if, and to the extent, required by applicable law to enable the sub-servicer to perform its obligations hereunder and under the applicable sub-servicing agreement.

        2.3    Authority of Servicer and Special Servicer.

          2.3.1  In performing its Loan Servicing obligations hereunder, Servicer or Special Servicer, as the case may be, shall, except as otherwise provided herein and subject to the terms of this Agreement, have full power and authority, acting alone or through others, to take any and all actions in connection with such Loan Servicing or Special Servicing that it deems necessary or appropriate. Without limiting the generality of the foregoing, Servicer or Special Servicer, as the case may be, is hereby authorized and empowered by Owner when Servicer or Special Servicer, as the case may be, deems it appropriate in its best judgment, to execute and deliver, on behalf of Owner (a) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each Mortgage on the related Mortgaged Property and any other related collateral; and (b) subject to the Master Loan Agreement, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to each of the Investments; provided, however, that Servicer or Special Servicer, as the case may be, shall notify Owner and Lender in writing in the event that Servicer or Special Servicer, as the case may be, intends to execute and deliver any such instrument referred to in clause (b) above and, except in connection with any payment in full of any Investment, shall proceed with such course of action only upon receipt of Owner's written approval thereof. Owner agrees to cooperate with Servicer or Special Servicer, as the case may be, by either executing and delivering to Servicer or Special Servicer, as the case may be, from time to time (i) powers of attorney evidencing Servicer's or Special Servicer's, as the case may be, authority and power under this Section, or (ii) such documents or instruments deemed necessary or appropriate by Servicer or Special Servicer, as the case may be, to enable Servicer or Special Servicer, as the case may be, to carry out its Loan Servicing or Special Servicing obligations hereunder.

          2.3.2  In the performance of its Loan Servicing or Special Servicing obligations hereunder, Servicer or Special Servicer, as the case may be, shall take any action that is directed by Owner that relates to Servicer's Loan Servicing obligations under this Agreement or, as appropriate, to Special Servicer's Special Servicing obligations under this Agreement; provided, however, that Servicer or Special Servicer, as the case may be, shall not be obligated to take, or to refrain from taking, any action that Owner requests that Servicer or Special Servicer, as the case may be, take or refrain from taking to the extent that Servicer or Special Servicer, as the case may be, determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Investment, Mortgagor or Mortgaged Property; or (ii) may cause a violation of any provision of the Master Loan Agreement, the applicable Note or any other document securing or evidencing such Investment.

          2.3.3  Unless Servicer has obtained the prior written consent of Owner and Lender, and subject to Section 3.1 with respect to any actions that constitute Special Servicing, Servicer shall not take any of the following actions with respect to any Investment on behalf of Owner:

            A.    any Material Modification, as defined in the Master Loan Agreement;

            B.    responding to any notices or requests in connection with the bankruptcy of a Mortgagor; or

            C.    the taking of any action to initiate, prosecute and manage foreclosure proceedings and other legal proceedings related thereto in connection with any Investment pursuant to Section 3.8.

        3    SERVICES TO BE PERFORMED

        3.1    Services as Loan Servicer and Special Servicer.

          3.1.1  Servicer hereby agrees to serve as the loan servicer with respect to each of the Investments and to perform Loan Servicing as described below and as otherwise provided herein, upon and subject to the terms of this Agreement. Subject to any limitation of authority under Section 2.3, "Loan Servicing" shall mean those services pertaining to the Investments that, applying Accepted Servicing Practices, are required hereunder to be performed by Servicer, and that shall include:

            A.    reviewing all available documents pertaining to the Investments, organizing, administering and maintaining the Servicing Files, and inputting all relevant information into Servicer's loan servicing computer system;

            B.    preparing and filing or recording all financing statements, continuation statements and other documents or instruments and taking such other action necessary to maintain the lien of any Mortgage on the related Mortgaged Property;

            C.    monitoring each Mortgagor's maintenance of insurance coverage on each Mortgaged Property as required by the related Investment File and causing to be maintained adequate insurance coverage on each Mortgaged Property in accordance with Section 3.5;

            D.    monitoring the status of real estate taxes, assessments and other similar items and verifying the payment of such items for each Mortgaged Property in accordance with Section 3.2;

            E.    preparing and delivering all reports and information required hereunder;

            F.     procuring and supervising the services of third parties (other than subservicers pursuant to Section 2.2) necessary or appropriate in connection with the servicing of the Investments by Servicer;

            G.    collecting all payments due under the Investments (including, without limitation, principal and interest and tax and insurance payments), performing payment processing, record keeping, administration of escrow and other accounts, interest rate adjustment, and other routine customer service functions;

            H.    monitoring any casualty losses or condemnation proceedings and administering any proceeds related thereto in accordance with the related Investment File;

            I.     inspecting the Mortgaged Properties in accordance with Section 3.7;

            J.     transferring the Servicing Files in connection with the termination of this Agreement; and notifying all Mortgagors of the appropriate place for communications and payments, and collecting and monitoring all payments made with respect to the Investments.

            K.    handling requests from Mortgagors.

            L.    processing advance requests;

            M.   the approval of new leases of rental space in any of the Mortgaged Properties, but only to the extent that such leases involve less than the greater of either 30,000 square feet or thirty percent (30%) of the total net rentable area in the Mortgaged Property in question; and

            N.    entering into modifications of the documents evidencing a particular Investment, but only if such modification is in the best interests of Owner and Lender and also is not a Material Modification that has not been approved by Lender.

          3.1.2  Special Servicer agrees to serve as Special Servicer with respect to each Special Serviced Investment as provided herein in accordance with Accepted Servicing Practices (such actions and duties, "Special Servicing").

        3.2    Escrow Accounts; Collection of Taxes, Assessments and Similar Items.

          3.2.1  With respect to the Investments, and subject to and as required by the terms of the related Investment File, Servicer shall establish and maintain one or more segregated interest bearing accounts in the name of Owner and at the bank approved by Owner (each, an "Escrow Account") into which any or all Escrow Payments shall be deposited within two Business Days after receipt and identification. Escrow Accounts shall be denominated either "Ares Commercial Real Estate Servicer LLC as agent for ACRC Lender C LLC, together with its respective successors or assigns" or "[insert name of appropriate Mortgagor] Ares Commercial Real Estate Servicer LLC as agent for ACRC Lender C LLC, together with its respective successors or assigns". Servicer shall notify Owner in writing of the location and account number of each Escrow Account it establishes and shall notify Owner prior to any change thereof. Withdrawals of amounts from an Escrow Account may be made, subject to any express provisions to the contrary herein, applicable laws, and to the terms of the related Investment File governing the use of the Escrow Payments, only: (i) to effect payment of taxes, assessments, insurance premiums, ground rents and other items required or permitted to be paid from escrow; (ii) to refund to Mortgagors any sums determined to be in excess of the amounts required to be deposited therein; (iii) to pay interest, if required under the Investment File, to Mortgagors on balances in the Escrow Accounts; (iv) to pay to Servicer from time to time any interest or investment income earned on funds deposited therein pursuant to Section 3.4; (v) to apply funds to the indebtedness of the Investment in accordance with the terms thereof; (vi) to reimburse Servicer or Special Servicer for any Servicing Expense for which Escrow Payments should have been made by Mortgagors, but only from amounts received on the Investment that represent late collections of Escrow Payments thereunder; (vii) to withdraw any amount deposited in the Escrow Accounts that was not required to be deposited therein; or (viii) to clear and terminate the Escrow Accounts at the termination of this Agreement.

          3.2.2  Servicer shall maintain accurate records with respect to each Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease (to the extent such information is reasonably available). To the extent that the related Investment File requires Escrow Payments to be made by a Mortgagor, Servicer shall use Best Efforts to obtain, from time to time, all bills for the payment of such items, and shall effect payment prior to the applicable penalty or termination date, employing for such purpose Escrow Payments paid by Mortgagor pursuant to the terms of the Investment and deposited in the related Escrow Account by Servicer. To the extent that the Investment does not require a Mortgagor to make Escrow Payments, Servicer shall use its Best Efforts to require that any such payment be made by Mortgagors prior to the applicable penalty or termination date. Subject to Section 3.5 with respect to the payment of insurance premiums, if a Mortgagor fails to make any such payment on a timely basis or collections from Mortgagor are insufficient to pay any such item when due, the amount of any shortfall shall be paid by Servicer as a Servicing Expense.

        3.3    Servicer's Account.

        With respect to the Investments, Servicer shall deposit all Income, other than Escrow Payments or payments made by a related Mortgagor as reimbursement for any Servicing Expenses made by Servicer, into the Servicer's Account, in accordance with the terms of the Master Loan Agreement.

        3.4    Permitted Investments.

        Servicer or Special Servicer, as the case may be, may direct any depository institution or trust company in which the Accounts are maintained to invest the funds held therein in one or more Permitted Investments; provided, however, that such funds shall be either (i) immediately available or (ii) available in accordance with a schedule that will permit Servicer or Special Servicer, as the case may be, to meet its obligations hereunder. Servicer or Special Servicer, as the case may be, shall be entitled to all income and gain realized from the investment of funds deposited in the Accounts. Servicer or Special Servicer, as the case may be, shall deposit from its own funds in the applicable Account the amount of any loss incurred in respect of any such investment of funds immediately upon the realization of such loss. Notwithstanding the foregoing, Servicer or Special Servicer, as the case may be, shall not direct the investment of funds held in any Escrow Account and retain the income and gain realized therefrom if the related Investment File or applicable law requires that Mortgagor to be entitled to the income and gain realized from the investment of funds deposited therein. In such event, Servicer or Special Servicer, as the case may be, shall direct the depository institution or trust company in which such Escrow Account are maintained to invest the funds held therein (1) in accordance with Mortgagor's written investment instructions, if the Investment File or applicable law require such funds to be invested in accordance with Mortgagor's direction; and (2) in accordance with Owner's written investment instructions, if the Investment File and applicable law do not permit Mortgagor to direct the investment of such funds; provided, however, that in either event (i) such funds shall be either (y) immediately available or (z) available in accordance with a schedule that will permit Servicer or Special Servicer, as the case may be, to meet the payment obligations for which the Escrow Account was established, and (ii) Servicer or Special Servicer, as the case may be, shall have no liability for any loss in investments of such funds that are invested pursuant to such written instructions by Owner.

        3.5    Maintenance of Insurance Policies.

          3.5.1  Servicer shall use its Best Efforts to cause the Mortgagor of each Investment to maintain for each Investment such insurance as is required to be maintained pursuant to the related Investment File. If Mortgagor fails to maintain such insurance, then Servicer shall notify Owner and Lender of such breach and, to the extent available at commercially reasonable rates, cause to be maintained (i) fire and hazard insurance with extended coverage in an amount that is at least equal to the lesser of the current principal balance of such Investment and the replacement cost of the improvements that are a part of the related Mortgaged Property, (ii) to the extent required by the terms of the Investment File, earthquake or other special hazard insurance, and (iii) to the extent that the Mortgaged Property is located in a federally designated special flood hazard area, flood insurance in respect thereof, in each case with insurers meeting the minimum standards set forth in the related Investment File or, if no such standards are expressed, as approved in writing by Owner. Such flood insurance shall be in an amount equal to the lesser of (y) the unpaid principal balance of the related Investment or (z) the maximum amount of such insurance as is available for the related Mortgaged Property under the National Flood Insurance Act. After notifying Owner pursuant to the second preceding sentence, Servicer shall take such action as Owner reasonably requests with respect to the maintenance of any other forms of insurance that are required to be maintained pursuant to the related Investment File, except to the extent that such insurance is not available at commercially reasonable rates. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Owner and its assigns, and shall be in an amount sufficient to avoid the application of any co-insurance clause. The costs of maintaining the insurance policies that Servicer is required to maintain pursuant to this Section shall be paid by Servicer as a Servicing Expense.

          3.5.2  Servicer may fulfill its obligation to maintain insurance, as provided in Section 3.5.1, through a master force placed insurance policy, the cost of which shall be paid by Servicer as a Servicing Expense, provided that such cost is limited to the incremental cost of such policy allocable to such Mortgaged Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property is then covered thereby), which shall be paid by Servicer. Such master force placed insurance policy may contain a deductible clause, in which case Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property a policy otherwise complying with the provisions of Section 3.5.1, and there shall have been one or more losses that would have been covered by such a policy had it been maintained, immediately deposit into the related Servicer's Account from its own funds the amount not otherwise payable under the master force placed insurance policy because of such deductible to the extent that such deductible exceeds the deductible limitation required under the related Investment File, or, in the absence of such deductible limitation, the deductible limitation that is consistent with Accepted Servicing Practices.

          3.5.3  Each of Servicer and Special Servicer shall keep in force, at its own expense during the term of this Agreement, a policy or policies of insurance in form and amounts that are consistent with Accepted Servicing Practices, covering loss occasioned by the errors and omissions of Servicer's or Special Servicer's officers and employees in connection with its obligations hereunder. Upon the request of Owner or Lender, Servicer shall cause to be delivered to Owner a copy of each insurance policy. Servicer shall promptly report in writing to Owner any material changes that may occur in such policy or policies. All such insurance shall be maintained with an insurance company having a claims paying ability of no less than "A" from Standard & Poor's or any other rating agency approved by Owner in Owner's reasonable discretion. No provision of this Section requiring such fidelity bond and errors and omissions insurance shall diminish or relieve Servicer or Special Servicer, as applicable, from its duties and obligations as set forth in this Agreement.

        3.6    Delivery and Possession of Servicing Files.

        On or before the related Servicing Transfer Date, Owner shall deliver or cause to be delivered to Servicer (i) a Servicing File with respect to each Investment; and (ii) the amounts, if any, received by Owner representing Escrow Payments previously made by Mortgagors. Servicer shall promptly acknowledge receipt of the Servicing File and Escrow Payments for the Investments and shall promptly deposit such Escrow Payments in the Escrow Accounts established pursuant to this Agreement. The contents of each Servicing File delivered to Servicer are and shall be held in trust by Servicer for the benefit of Owner as the owner thereof; Servicer's possession of the contents of each Servicing File so delivered is for the sole purpose of servicing the related Investment; and such possession by Servicer shall be in a custodial capacity only. Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from Owner (or, after a Master Loan Event of Default, Lender), and upon request of Owner (or, after a Master Loan Event of Default, Lender), Servicer shall deliver to Owner (or, after a Master Loan Event of Default, Lender) the Servicing File or a copy of any document contained therein; provided, however, that if Servicer is unable to perform its Loan Servicing obligations with respect to the related Investment after any such release or delivery of the Servicing File, then Servicer's responsibilities for Loan Servicing with respect to such Investment may be terminated immediately by Servicer upon written notice to Owner and Lender.

        3.7    Inspections.

        Servicer shall perform or cause to be performed a physical inspection of each Mortgaged Property in accordance with Accepted Servicing Practices at least annually or if (a) the related Investment becomes delinquent for a period of 60 days or more, (b) Owner requests such an inspection, or (c) Servicer, with the approval of Owner, determines that it is prudent to conduct such an inspection. Servicer shall prepare a written report in form and substance reasonably acceptable to Owner of each such inspection and shall promptly deliver a copy of such report to Owner and Lender. The reasonable out of pocket expenses incurred by Servicer in connection with any such inspections (including any out of pocket expenses related to travel and lodging and any charges incurred through the use of a qualified third party to perform such services) shall be paid as a Servicing Expense; provided, however, that with respect to the annual inspection of any Mortgaged Property, such expenses shall be borne by Servicer.

        3.8    Exercise of Remedies Upon Investment Defaults.

        Upon the failure of any Mortgagor to make any required payment of principal, interest or other amounts due under a Investment, or otherwise to perform fully any material obligations under any of the related Investment File, in either case within any applicable grace period, Servicer shall, upon discovery of such failure, promptly notify Owner and Lender in writing. As directed in writing by Owner in each instance, Servicer shall issue notices of default, declare events of default, declare due the entire outstanding principal balance, and otherwise take all reasonable actions (that do not constitute Special Services) under the related Investment in preparation for Special Servicer to realize upon the underlying collateral. In the event that title to any of the Mortgaged Properties is acquired by Owner or Persons designated by Owner or by a third party at a foreclosure or trustee's sale, the servicing rights and obligations of Servicer with respect to the related Investment shall terminate, unless Owner and Servicer have agreed pursuant to Section 3.1 that Servicer shall perform Special Services with respect to any such Mortgaged Property.

        3.9    Transfer of Servicing Between Servicer and Special Servicer; Record Keeping; Asset Status Report.

          3.9.1  Upon the occurrence of any Special Servicing Transfer Event with respect to any Investment of which Servicer has notice, Servicer shall on the same day give notice thereof to Special Servicer, Owner and Lender, and shall use its reasonable efforts to provide Special Servicer with all information, documents (but excluding the original documents constituting the Servicing File) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Investment, as applicable, and reasonably requested by Special Servicer to enable it to assume its duties hereunder with respect thereto without acting through a sub-servicer. Servicer shall use its reasonable efforts to comply with the preceding sentence within five Business Days of the date such Investment becomes a Specially Serviced Investment and in any event shall continue to act as Servicer and administrator of such Investment until Special Servicer has commenced the servicing of such Investment, which shall occur upon the receipt by Special Servicer of the information, documents and records referred to in the preceding sentence. With respect to each Investment, Servicer shall instruct the related Mortgagor to continue to remit all payments in respect of such Investment to Servicer. Notwithstanding the preceding sentence, subject to the Master Loan Agreement, with respect to each Investment that becomes a Specially Serviced Investment, Special Servicer may instruct the related Mortgagor to remit all payments in respect of such Investment to Special Servicer, provided that the payee in respect of such payments shall remain Servicer. Special Servicer shall remit to Servicer any such payments received by it pursuant to the preceding sentence within one Business Day of receipt. Servicer shall forward any notices it would otherwise send to Mortgagor of a Specially Serviced Investment to Special Servicer who shall send such notice to the related Mortgagor.

          3.9.2  Upon determining that a Specially Serviced Investment has become a Corrected Investment, Special Servicer shall on the same day give notice thereof to Servicer and shall deliver to Servicer information reasonably necessary for Servicer to resume servicing, and upon giving such notice and information reasonably necessary for Servicer to resume servicing, such Investment shall cease to be a Specially Serviced Investment in accordance with the first proviso of the definition of Specially Serviced Investment, Special Servicer's obligation to service such Investment shall terminate and the obligations of Servicer to service and administer such Investment as a Performing Investment shall resume. In addition, if the related Mortgagor has been instructed, pursuant to the preceding paragraph, to make payments to Special Servicer, then upon such determination, Special Servicer shall instruct the related Mortgagor to remit all payments in respect of such corrected Investment directly to Servicer.

          3.9.3  In servicing any Specially Serviced Investment, Special Servicer shall provide to Owner and Lender copies of all documents included within the definition of "Servicing File" and, upon request by Owner or Lender, copies of any additional related Investment information, including correspondence with the related Investment, and Special Servicer shall promptly provide copies of all of the foregoing to Servicer as well as copies of any analysis or internal review prepared by or for the benefit of Special Servicer.

          3.9.4  Not later than two Business Days preceding each date on which Servicer is required to furnish reports under Section 4.1, Special Servicer shall deliver to Servicer and Lender a written statement describing, on an investment-by-investment basis, (i) the amount of all payments on account of interest received on each Specially Serviced Investment, the amount of all payments on account of principal, including principal prepayments, on each Specially Serviced Investment, and the amount of net insurance proceeds and Net Liquidation Proceeds received with respect to each Specially Serviced Investment (it being understood and agreed that to the extent this information is provided in accordance with Section 4.1, Special Servicer's reporting obligations shall be deemed to be satisfied) and (ii) such additional information relating to the Specially Serviced Investments as Servicer or the Owner reasonably requests to enable it to perform its duties under this Agreement.

  Such statement and information shall be furnished to Servicer in writing and/or in such electronic media as is acceptable to Servicer.

          3.9.5  Notwithstanding the provisions of the preceding Section 3.9.4, Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Investments and shall provide Special Servicer with any information reasonably required by Special Servicer to perform its duties under this Agreement. Special Servicer shall provide Servicer with any information reasonably required by Servicer to perform its duties under this Agreement.

          3.9.6  No later than 60 days after an Investment becomes a Specially Serviced Investment, Special Servicer shall deliver to Owner and Lender a report (the "Asset Status Report") with respect to such Investment and the related Collateral. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

            A.    date of transfer of servicing of such Investment to Special Servicer;

            B.    summary of the status of such Specially Serviced Investment and any negotiations with the related Mortgagor;

            C.    a discussion of the legal and environmental considerations reasonably known to Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Investment and whether outside legal counsel has been retained;

            D.    the most current rent roll and income or operating statement available for the related Mortgaged Property;

            E.    Special Servicer's recommendations on how such Specially Serviced Investment might be returned to performing status (including the modification of a monetary term, and any work-out, restructure or debt forgiveness) and returned to Servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Specially Serviced Investment);

            F.     a copy of the last obtained Appraisal of the Mortgaged Property; and

            G.    such other information as Special Servicer deems relevant in light of Accepted Servicing Practices.

        If within ten Business Days of receiving an Asset Status Report, Owner does not disapprove such Asset Status Report in writing, Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that Special Servicer may not take any action that is contrary to applicable law, this Agreement, Accepted Servicing Practices (taking into consideration the best interests of Owner) or the terms of the documents evidencing the related Investment. If Owner disapproves such Asset Status Report within such ten-Business-Day period, Special Servicer will revise such Asset Status Report and deliver to Owner a new Asset Status Report as soon as practicable, but in no event later than 20 Business Days after such disapproval. Special Servicer shall revise such Asset Status Report until Owner fails to disapprove such revised Asset Status Report in writing within ten Business Days of receiving such revised Asset Status Report. In any event, if Owner does not approve an Asset Status Report within ten Business Days from the first submission of an Asset Status Report, Special Servicer may act upon the most recently submitted form of Asset Status Report where required to comply with Accepted Servicing Practices. Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report, provided such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section, and in particular, shall modify and resubmit such Asset Status Report to Owner if (i) the estimated sales proceeds, foreclosure proceeds, work-out or restructure terms or anticipated debt forgiveness varies materially from the amount on which the original report was based or (ii) the related Mortgagor becomes the subject of bankruptcy proceedings. Notwithstanding the foregoing, Special Servicer (i) may, following the occurrence of an extraordinary event with respect to the related Collateral, take any action set forth in such Asset Status Report before the expiration of a ten-Business-Day period if Special Servicer has reasonably determined that failure to take such action would materially and adversely affect the interests of Owner and it has made a reasonable effort to contact Owner, and (ii) in any case, shall determine whether such affirmative disapproval is not in the best interests of Owner pursuant to Accepted Servicing Practices, and, upon making such determination, shall implement the recommended action outlined in the Asset Status Report. The Asset Status Report is not intended to replace or satisfy any specific consent or approval right that the Owner may have.

        Special Servicer shall have the authority to meet with Mortgagor for any Specially Serviced Investment and take such actions consistent with Accepted Servicing Practices and the related Asset Status Report. Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required in order to act in accordance with Accepted Servicing Practices, this Agreement, applicable law or the documents evidencing the related Investment.

        4    STATEMENTS AND REPORTS

        4.1    Reporting by Servicer.

          4.1.1  As soon as available, but in no event later than the earlier of (x) the time period contemplated by the Master Loan Agreement and (y) 30 days after the end of the previous month, Servicer shall render to Owner and Lender a report reflecting activity with respect to the Investments as of the close of business for the preceding calendar month (or, in the case of the first calendar month, the Servicing Transfer Date) in a format and containing such information as Owner and Lender shall reasonably require, which shall include a written report of Servicer's review and analysis of all materials collected in accordance with Section 4.1.1 of this Agreement. Such report shall be made available in both written and electronic format.

          4.1.2  Annually, Servicer shall prepare and file the reports of foreclosures and abandonments of any Mortgaged Property and the annual information returns with respect to each Mortgagor's debt service payments under the Investments as required by Sections 6050J and 6050H, respectively, of the Internal Revenue Code and the rules and regulations promulgated thereunder, as amended.

          4.1.3  Not later than twenty days after each calendar month, Servicer shall forward to Owner and Lender a statement setting forth the status of the Escrow Account as of the close of business on the last day of such calendar month showing, for the preceding calendar month the aggregate of deposits into and withdrawals from the Escrow Account.

          4.1.4  Servicer shall use its Best Efforts to promptly collect from each Mortgagor (and forward on to Owner), the property operating statements, rent rolls, financial statements and other financial reports that are required to be delivered by Mortgagor pursuant to the related Investment File.

        5    SERVICER'S AND SPECIAL SERVICER'S COMPENSATION AND EXPENSES

        5.1    Servicing Compensation.

          5.1.1  As consideration for servicing the Investments subject to this Agreement, Servicer shall be entitled to a Servicing Fee for each Investment (other than a Specially Serviced Investment) remaining subject to this Agreement during any calendar month or part thereof. Such Servicing Fee shall be payable monthly on the date that is one Business Day prior to the Remittance Date (as defined in the Master Loan Agreement). Servicer may pay itself the Servicing Fee on the date that is one Business Day prior to the Remittance Date from amounts on deposit in the Servicer's Account. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of Servicer's responsibilities and obligations under this Agreement.

          5.1.2  As further compensation for its activities hereunder, Servicer shall be entitled to retain and shall not be required to deposit into the Servicer's Account any payments or collections received by it that are in the nature of reimbursement for Servicing Expenses actually collected.

          5.1.3  Servicer shall, prior to the occurrence of a Master Loan Event of Default, be entitled to retain, and shall not be required to deposit in the Servicer's Account pursuant to Section 3.3, Additional Servicing Compensation in the form of 100% of modification, assumption, waiver and consent fees. In addition, Servicer shall be entitled to retain as Additional Servicing Compensation, other customary charges, and amounts collected for checks returned for insufficient funds, in each case only to the extent actually paid by the related Mortgagor, and Servicer shall not be required to deposit such amounts in the Servicer's Account pursuant to Section 3.3.

          5.1.4  Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

        5.2    Servicing Expenses.

        Notwithstanding any other provision hereof, Servicer shall obtain the written approval of Owner prior to incurring any Servicing Expense, except for any Servicing Expense that is (i) incurred by Servicer pursuant to Sections 3.2.2 or 3.5 or (ii) made for any purposes other than those described in item (i) above, and is not over $25,000 and is made in an emergency situation to preserve and protect the Mortgaged Property or the safety of the public in connection with such Mortgaged Property or (iii) made for any purpose other than those described in clauses (i) or (ii) above and is not more than $5,000 per item.

        In the event there are insufficient funds collected from the related Mortgagor to permit the payment of any Servicing Expenses, Servicer shall make advances from its own funds with respect to the payment of such expenses, in which event Servicer shall be reimbursed for such advances to the extent of any payments received from the related Mortgagor as reimbursement for such Servicing Expense.

        5.3    Special Servicing Compensation.

          5.3.1  As compensation for its activities hereunder, Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Investment. As to each Specially Serviced Investment, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the stated principal balance of such Specially Serviced Investment and in the same manner as interest is calculated on the Specially Serviced Investments and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Investment is computed. The Special Servicing Fee shall be payable monthly, on an asset-by-asset basis, in accordance with the procedures for the payment of the Servicing Fee to Servicer pursuant to Section 5.1. The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of Special Servicer's responsibilities and obligations under this Agreement. Special Servicer shall be required to pay all expenses related to Special Servicer's internal costs, consisting of overhead and employees' expenses incurred by it in connection with its servicing activities hereunder, and shall not be entitled to reimbursement thereof except as specifically provided for herein.

          5.3.2  Servicer shall not be required to deposit into the Servicer's Account in accordance with Section 3.3 any Additional Servicing Compensation in the form of 100% of all fees with respect to application, assumption, extension, modification, waiver and consent, in each case, received on any Specially Serviced Investments to the extent such fees are paid by Mortgagor. Special Servicer shall also be entitled to Additional Servicing Compensation in the form of a Workout Fee with respect to each Corrected Investment at the Workout Fee Rate on such Investment for so long as it remains a Corrected Investment. The Workout Fee with respect to any Corrected Investment will cease to be payable if such loan again becomes a Specially Serviced Investment; provided that a new Workout Fee will become payable if and when such Specially Serviced Investment again becomes a Corrected Investment. If Special Servicer is terminated or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Investment that became Corrected Investments prior to the time of such termination or resignation, except the Workout Fees will no longer be payable if the Investment subsequently becomes a Specially Serviced Investment. If Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Investments for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by Special Servicer and evidenced by a signed writing with respect to which one scheduled payment has been made, but that had not as of the time Special Servicer resigned or was terminated become a Corrected Investment solely because the related Mortgagor had not had sufficient time to make three consecutive timely Monthly Payments and that subsequently becomes a Corrected Investment as a result of Mortgagor making such three consecutive timely Monthly Payments. The successor Special Servicer will not be entitled to any portion of such Workout Fees. A Liquidation Fee will be payable with respect to each Specially Serviced Investment as to which Special Servicer receives a full or discounted payoff (or an unscheduled partial payment to the extent such prepayment is required by Special Servicer as a condition to a workout) with respect thereto from the related Mortgagor or any Liquidation Proceeds or Insurance and Condemnation Proceeds subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, or Insurance and Condemnation Proceeds, as appropriate). Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable and Special Servicer shall not be entitled to any such Liquidation Fee hereunder based on, or out of, Liquidation Proceeds received in connection with (y) any event described in clauses (iii) or (iv) of the definition of "Liquidation Proceeds" or (z) unless otherwise agreed to by Special Servicer, the sale of any Specially Serviced Investment consummated less than ten Business Days after the occurrence of the related Special Servicing Transfer Event. If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Investment and Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Investment. Notwithstanding anything herein to the contrary, Special Servicer shall be entitled to receive only a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Investment.

        6    SERVICER, OWNER AND LENDER

        6.1    Servicer and Special Servicer Not to Assign; Merger or Consolidation of Servicer and Special Servicer.

        Except as otherwise provided for in this Section or in Section 2.2, Servicer and/or Special Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder without the written consent of Owner and, to the extent required under the Master Loan Agreement, Lender; provided, however, that Servicer and/or Special Servicer may assign this Agreement to a Qualified Affiliate without the written consent of Owner and, to the extent required under the Master Loan Agreement, Lender as long as Servicer or Special Servicer remain obligated to the same extent and under the same terms and conditions as if Servicer or Special Servicer alone was servicing the related Investments in accordance with the terms of this Agreement.

        Servicer and Special Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business shall be the successor of Servicer and Special Servicer hereunder, and shall be deemed to have assumed all of the liabilities of Servicer and Special Servicer hereunder.

        6.2    Liability and Indemnification of Servicer, Special Servicer and Owner.

        Neither Servicer, Special Servicer nor any of their Affiliates or any of the directors, officers, employees or agents thereof shall be under any liability to Owner, Lender or any third party for taking or refraining from taking any action, in good faith pursuant to or in connection with this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Servicer or any such Person against any liability that would otherwise be imposed on Servicer or any such Person by reason of Servicer's or Special Servicer's willful misfeasance, bad faith, breach or gross negligence in the performance of its duties hereunder. Servicer, Special Servicer and any director, officer, employee or agent thereof may rely in good faith on any document of any kind that, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. Servicer, Special Servicer and any director, officer, employee or agent thereof shall be indemnified and held harmless by Owner against any loss, liability or expense incurred, including reasonable attorneys' fees, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, Servicer's performance hereunder, or any specific action that Owner requested Servicer or Special Servicer to perform pursuant to this Agreement, as such are incurred, except for any loss, liability or expense incurred by reason of Servicer's or Special Servicer's willful misfeasance, bad faith, gross negligence or breach of Servicer's or Special Servicer's representations and warranties set forth in Section 7.1. Notwithstanding the exception set forth in the preceding sentence, in the event that Servicer or Special Servicer sustains any loss, liability or expense by reason of such exception and that results from any overcharges to Mortgagors under the Investments, to the extent that such overcharges were collected by Servicer or Special Servicer and remitted to Owner, Owner shall promptly remit such overcharge to the related Mortgagor after Owner's receipt of written notice from Servicer or Special Servicer regarding such overcharge.

        Owner, Lender and any director, officer, employee or agent thereof shall be indemnified and held harmless by Servicer or Special Servicer against any loss, liability or expense incurred, including reasonable attorneys' fees, by reason of (i) Servicer's or Special Servicer's willful misfeasance, bad faith, breach or gross negligence in the performance of its duties hereunder or (ii) a breach of Servicer's representations and warranties set forth in Section 7.1.

        The provisions of this Section shall survive any termination of the rights and obligations of Servicer and Special Servicer hereunder.

        6.3    Successors to Servicer and Special Servicer.

          6.3.1  Within thirty days of Servicer or Special Servicer receiving a notice of termination pursuant to Section 8.1.1, Owner shall identify and retain a successor servicer or special servicer, as applicable, subject to the terms of the Master Loan Agreement. On or after the date Owner receives the resignation of Servicer or Special Servicer in accordance with Section 8.1.1, the resigning Servicer or Special Servicer, as the case may be, shall identify a successor servicer or special servicer who shall assume Servicer's or Special Servicer's duties pursuant to Section 6.3.4. Such successor servicer or special servicer, as the case may be, shall be referred to herein as the "Successor". The Successor shall be the successor in all respects to Servicer or Special Servicer, as the case may be, in its capacity as Servicer or Special Servicer under this Agreement and the transactions set forth or provided for herein and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto placed on Servicer or Special Servicer, as the case may be, accruing after such termination; provided, however, that any failure to perform such duties or responsibilities caused by Servicer's or Special Servicer's failure to comply with Section 7.1 shall not be considered a default by the Successor hereunder. In its capacity as Successor, the Successor shall have the same limitation of liability herein granted to Servicer or Special Servicer, as the case may be. In connection with any such appointment and assumption, Owner may make such arrangements for the compensation of such Successor as it and such Successor shall agree. Servicer or Special Servicer, as the case may be, shall cooperate with the Successor, once appointed, to take such reasonable action, consistent with this Agreement, to effectuate any such succession.

          6.3.2  Subject to the provisions of Section 6.1, neither Servicer nor Special Servicer shall resign from the obligations and duties hereby imposed on it, except in the event that (i) its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it or (ii) a successor servicer or special servicer approved by Owner , has assumed Servicer's or Special Servicer's as applicable, responsibilities and obligations. Except for a resignation under clause 6.3.2(i) herein, no resignation by Servicer or Special Servicer under this Agreement shall become effective until the Successor shall have assumed Servicer's or Special Servicer's, as the case may be, responsibilities and obligations. Resignation under clause 6.3.2(i) shall be effective within 30 days of such notice, unless applicable law requires Servicer's or Special Servicer's resignation to be immediate.

        7    REPRESENTATIONS AND WARRANTIES; DEFAULT

        7.1    Representations and Warranties.

          7.1.1  Servicer hereby makes the following representations and warranties to Owner and Lender:

            A.    Due Organization, Qualification and Authority.    Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business, in good standing and licensed in each state to the extent necessary to ensure the enforceability of each Investment and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding obligation of Servicer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            B.    No Conflicts.    Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Servicer, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of Servicer's certificate of formation, or operating agreement, or any agreement or instrument to which Servicer is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration under any of the foregoing; (ii) conflict with or result in a breach of any legal restriction applicable to Servicer if compliance therewith is necessary (a) to ensure the enforceability of any Investment, or (b) for Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (iii) result in the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject if compliance therewith is necessary (a) to ensure the enforceability of any Investment, or (b) for Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (iv) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its property pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impair the ability of Owner, to realize on the Investments;

            C.    No Litigation Pending.    There is no action, suit, or proceeding pending or to Servicer's knowledge threatened against Servicer that, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Investments, or would be likely to impair materially the ability of Servicer to perform its duties and obligations under the terms of this Agreement;

            D.    No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Servicer is required for (i) Servicer's execution and delivery of, this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that Servicer may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary (a) to ensure the enforceability of any Investment, or (b) for Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

          7.1.2  Special Servicer hereby makes the following representations and warranties to Owner and Lender:

            A.    Due Organization, Qualification and Authority.    Special Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business and is in good standing and licensed in each state to the extent necessary to ensure the enforceability of each Investment and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Special Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; Special Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding obligation of Special Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            B.    No Conflicts.    Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Special

    Servicer, (v) conflicts with or results in a breach of any of the terms, conditions or provisions of Special Servicer's certificate of formation, articles of association or bylaws, as amended; (w) conflicts with or results in a breach of any agreement or instrument to which Special Servicer is now a party or by which it (or any of its properties) is bound, or constitutes a default or results in an acceleration under any of the foregoing if compliance therewith is necessary (1) to ensure the enforceability of any Investment, or (2) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (x) conflicts with or results in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of any Investment, or (2) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (y) results in the violation of any law, rule, regulation, order, judgment or decree to which Special Servicer or its property is subject if compliance therewith is necessary (1) to ensure the enforceability of any Investment, or (2) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (z) results in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impairs the ability of (1) Owner to realize on any Investment, or (2) Special Servicer to perform its obligations hereunder;

            C.    No Litigation Pending.    There is no action, suit, or proceeding pending or, to Special Servicer's knowledge, threatened against Special Servicer that, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Investments, or would be likely to impair materially the ability of Special Servicer to perform its duties and obligations under the terms of this Agreement;

            D.    No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Special Servicer is required for (x) Special Servicer's execution and delivery of this Agreement, or (y) the consummation of the transactions of Special Servicer contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that Special Servicer may not be duly qualified to transact business as a foreign limited liability company or licensed in one or more states if such qualification or licensing is not necessary (1) to ensure the enforceability of any Investment, or (2) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

            E.    No Default/Violation.    Special Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which, in the judgment of Special Servicer, will have consequences that would materially and adversely affect the financial condition or operations of Special Servicer or its properties taken as a whole or its performance hereunder;

            F.     E&O Insurance.    Special Servicer currently maintains a fidelity bond and errors and omissions insurance or self insures, in either case meeting the requirements of Section 3.5.3 hereof.

          7.1.3  Owner hereby represents and warrants to Servicer and Special Servicer that the representing party has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the representing party has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; Owner represents and warrants that it is the owner and the holder of the Investments and has the right to authorize Servicer and Special Servicer to perform the actions contemplated herein; this Agreement constitutes the valid, legal, binding obligation of Owner enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

        7.2    Events of Default.

        "Event of Default", wherever used herein, means any one of the following events:

          7.2.1  any failure by Servicer or Special Servicer, as the case may be, to remit any payment required to be so remitted by Servicer under the terms of this Agreement when and as due that continues unremedied by Servicer or Special Servicer, as the case may be, for a period of two Business Days after the date on which such remittance was due; or

          7.2.2  any failure on the part of Servicer or Special Servicer, as the case may be, duly to observe or perform in any material respect any other of the covenants or agreements on the part of Servicer contained in this Agreement, or any representation or warranty set forth by Servicer in Section 7.1 shall be untrue or incorrect in any material respect, that in either case continues unremedied for a period of 30 days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to Servicer or Special Servicer, as the case may be, by Owner (or such extended period of time reasonably approved by Owner, provided that Servicer or Special Servicer, as the case may be, is diligently proceeding in good faith to cure such failure or breach); or

          7.2.3  a decree or order of a court or agency or supervisory authority having jurisdiction in respect of Servicer or Special Servicer, as the case may be, for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs shall have been entered against Servicer or Special Servicer, as the case may be, and such decree or order shall remain in force undischarged or unstayed for a period of 90 days; or

          7.2.4  Servicer or Special Servicer, as the case may be, shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or Special Servicer, as the case may be, or of or relating to all or substantially all of its property;

          7.2.5  Servicer or Special Servicer, as the case may be, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

          7.2.6  A Master Loan Event of Default occurs and is continuing;

then, and in each and every case, so long as an Event of Default shall not have been remedied, Owner, or to the extent permitted under Section 8.1.1 hereof, Lender may, by notice in writing to Servicer or Special Servicer, as the case may be, in addition to whatever rights Owner may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of Servicer or Special Servicer, as the case may be, under this Agreement and in and to the Investments and the proceeds thereof, without Owner, or to the extent permitted under Section 8.1.1 hereof, Lender, incurring any penalty or fee of any kind whatsoever in connection therewith; provided, however, that such termination shall be without prejudice to any rights of Servicer or Special Servicer, as the case may be, relating to the payment of Servicing Fees, Special Servicing Fees, Additional Servicing Compensation and the reimbursement of any Servicing Expenses that have been made by it under the terms of this Agreement through and including the date of such termination; provided that in no event shall such funds be payable to Servicer or Special Servicer, as the case may be, if Servicer or Special Servicer, as the case may be, has not remitted all funds to Owner, as the case may be to which the recipient is entitled hereunder or if Owner has unpaid claims against Servicer relating to the Event of Default(s) that are the basis for such termination. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. On or after the receipt by Servicer or Special Servicer, as the case may be, of such written notice of termination, all authority and power of Servicer or Special Servicer, as the case may be, under this Agreement, whether with respect to the Investments or otherwise, shall pass to and be vested in Owner and Servicer or Special Servicer, as the case may be, agrees to cooperate with Owner and Lender in effecting the termination of Servicer's or Special Servicer's, as the case may be, responsibilities and rights hereunder, including, without limitation, the transfer of the Servicing Files and the funds held in the Escrow Account as set forth in Section 8.1.

        Owner (with the prior approval of Lender) may waive any default by Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

        8    TERMINATION; TRANSFER OF MORTGAGE LOANS

        8.1    Termination of Agreement.

          8.1.1  This Agreement may be terminated by Owner, with respect to any or all of the Investments, upon the occurrence and continuance of an Event of Default under this Agreement and may be terminated by Lender, with respect to any or all of the Investments, upon the occurrence and continuance of a Master Loan Event of Default, immediately upon the delivery of written notice thereof to Servicer or Special Servicer, as the case may be. This Agreement may also be terminated by Servicer or Special Servicer, as the case may be, or by Owner, with respect to any or all of the Investments, without cause, upon at least 30 days written notice to the other parties to this Agreement.

          8.1.2  Termination pursuant to this Section or as otherwise provided herein shall be without prejudice to any rights of Owner, Lender, Servicer or Special Servicer, as the case may be, that may have accrued through the date of termination hereunder. Upon such termination, Servicer or Special Servicer, as the case may be, shall (i) remit all funds in the related Accounts to Owner (or after a Master Loan Event of Default, Lender) or such other Person designated by Owner (or after a Master Loan Event of Default, Lender), net of accrued Additional Servicing Compensation and Servicing Expenses through the termination date to which Servicer or Special Servicer, as the case may be, would be entitled to payment or reimbursement hereunder; (ii) deliver all related Servicing Files to Owner (or after a Master Loan Event of Default, Lender) or to Persons designated by Owner (or after a Master Loan Event of Default, Lender); and (iii) fully cooperate with Owner and Lender and any new servicer to effectuate an orderly transition of Loan Servicing of the related Investments. Upon such termination, any Additional Servicing Compensation and Servicing Expenses (with interest thereon at the Advance Rate) that remain unpaid or unreimbursed after Servicer has netted out such amounts pursuant to the preceding sentence shall be remitted by Owner to Servicer within seven Business Days after its receipt of an itemized invoice therefor.

        8.2    Transfer of Mortgage Loans.

          8.2.1  Servicer and Special Servicer acknowledge that any or all of the Mortgage Loans may be sold, transferred, assigned or otherwise conveyed by Owner to any third party without the consent or approval of Servicer or Special Servicer. Any such transfer shall constitute a termination of this Agreement with respect to such Mortgage Loans, subject to Owner's and Owner's notice requirements under Section 8.1.1. Servicer and Special Servicer shall not be obligated to perform Loan Servicing and Special Servicing with respect to such transferred Mortgage Loans for any such third party unless and until Servicer and Special Servicer and such third party execute a servicing agreement having terms that are mutually agreeable to Servicer, Special Servicer and such third party.

          8.2.2  Until Servicer and Special Servicer receive written notice from Owner of the sale, transfer, assignment or conveyance of one or more Mortgage Loans, Owner shall be presumed to be the owner and holder of such Mortgage Loans, Servicer and Special Servicer shall continue to earn Servicing Fees, Special Servicing Fees, Workout Fees or Liquidation Fees, and Additional Servicing Compensation with respect to such Mortgage Loans and Servicer and Special Servicer shall continue to remit payments and other collections in respect of such Mortgage Loans to Owner, pursuant to the terms and provisions hereof.

        9    MISCELLANEOUS PROVISIONS

        9.1    Amendment; Waiver.

        This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and no term or provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by Servicer, Special Servicer, Owner and Lender.

        9.2    Governing Law.

        This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of laws.

        9.3    Notices.

        All demands, notices and communications hereunder shall be in writing and addressed in each case as follows:

          9.3.1  if to Owner, at:

      ACRC LENDER C LLC
      Two North LaSalle Street, 9th Floor
      Chicago, IL 60602
      Attention:      Sharon Ephraim
      Telephone:    312-324-5900
      Telecopy:      312-324-5901

    with copies to:

      ACRC LENDER C LLC
      Two North LaSalle Street, 9th Floor
      Chicago, IL 60602
      Attention:      Legal Department
      Telephone:    312-324-5900
      Telecopy:      312-324-5901'

          9.3.2  if to Servicer or Special Servicer, at:

      ARES COMMERCIAL REAL ESTATE SERVICER LLC
      Two North LaSalle Street, 9th Floor
      Chicago, IL 60602
      Attention:      Sharon Ephraim
      Telephone:    312-324-5900
      Telecopy:      312-324-5901

    with copies to:

      ARES COMMERCIAL REAL ESTATE SERVICER LLC
      Two North LaSalle Street, 9th Floor
      Chicago, IL 60602
      Attention:      Legal Department
      Telephone:    312-324-5900
      Telecopy:      312-324-5901

    and with copies to:

      ARES COMMERCIAL REAL ESTATE SERVICER LLC
      Two North LaSalle Street, 9th Floor
      Chicago, IL 60602
      Attention:      Henry Bieber
      Telephone:    312-324-5900
      Telecopy:      312-324-5901

          9.3.3  if to Lender, at:

      CITIBANK, N.A.
      388 Greenwich Street
      New York, NY 10013
      Attention:      Richard Schlenger
      Telephone:    212-816-7806
      Telecopy:      212-816-8307

        Any of the above-referenced Persons may change its address for notices hereunder by giving notice of such change to the other Persons. All notices and demands shall be deemed to have been given at the time of the delivery at the address of such Person for notices hereunder if personally delivered, mailed by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier or telecopy; provided, however, that any notice delivered after normal business hours of the recipient or on a day that is not a Business Day shall be deemed to have been given on the next succeeding Business Day.

        To the extent that any demand, notice or communication hereunder is given to Servicer or Special Servicer by a Responsible Officer of Owner, such Responsible Officer shall be deemed to have the requisite power and authority to bind Owner with respect to such communication, and Servicer or Special Servicer may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. To the extent that any demand, notice or communication hereunder is given by a Responsible Officer of Servicer or Special Servicer, such Responsible Officer shall be deemed to have the requisite power and authority to bind Servicer or Special Servicer with respect to such communication, and Owner and Lender may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. Servicer and Special Servicer shall simultaneously give to Owner a copy of all notices provided to Owner hereunder.

        9.4    Severability of Provisions.

        If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties thereunder. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

        9.5    Inspection and Audit Rights.

        Servicer and Special Servicer each agree that, on reasonable prior notice, during normal business hours, it will permit any agent or representative of Owner and/or Lender, during Servicer's and Special Servicer's normal business hours, to examine all the books of account, records, reports and other papers of Servicer and Special Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by accountants selected by Owner and/or Lender, and to discuss matters relating to the Mortgage Loans with Servicer's and Special Servicer's officers, employees and accountants (and by this provision Servicer and Special Servicer hereby authorize such accountants to discuss with such agents or representatives such matters), all at such reasonable times and as often as may be reasonably requested. Any reasonable expenses incurred by Servicer and Special Servicer solely as a direct result of the exercise by Owner of any right under this Section shall be borne by the inspecting and requesting party.

        9.6    Binding Effect; No Partnership; Counterparts.

        The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. Nothing herein contained shall be deemed or construed to create (i) a partnership or joint venture between the parties hereto and the services of Servicer and Special Servicer shall be rendered as an independent contractor for Owner, or (ii) any lien, claim or charge for the benefit of Servicer and Special Servicer against any Investment, Investment File or Servicing Files. For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

        9.7    Protection of Confidential Information.

        Servicer and Special Servicer shall keep confidential and shall not divulge to any party, without Owner's (or Lender's, as applicable) prior written consent, any information pertaining to the Investments, the related Mortgaged Properties or the related Mortgagors except to the extent that (a) it is appropriate for Servicer and Special Servicer to do so (i) in working with legal counsel, auditors, other advisors, taxing authorities or other governmental agencies, (ii) in accordance with Accepted Servicing Practices or (iii) when required by any law, regulation, ordinance, court order or subpoena or (b) Servicer or Special Servicer is disseminating general statistical information relating to the mortgage loans being serviced by Servicer (including the Investments) so long as Servicer or Special Servicer does not identify Owner, Lender or Mortgagors.

        9.8    General Interpretive Principles.

        For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          9.8.1  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          9.8.2  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          9.8.3  references herein to an "Article," "Section," or other subdivision without reference to a document are to the designated Article, Section or other applicable subdivision of this Agreement;

          9.8.4  reference to a Section, subsection, paragraph or other subdivision without further reference to a specific Section is a reference to such Section, subsection, paragraph or other subdivision, as the case may be, as contained in the same Section in which the reference appears;

          9.8.5  the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

          9.8.6  the term "include" or "including" shall mean without limitation by reason of enumeration; and

          9.8.7  the Article, Section and subsection headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning of the provisions contained therein.

        9.9    Further Agreements.

        Servicer, Special Servicer, Owner and Lender each agrees to execute and deliver to the other such additional documents, instruments or agreements as may be reasonably requested by the other and as may be necessary or appropriate to effectuate the purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Owner and Servicer have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

ACRC LENDER C LLC ("Owner")
By:	/s/ Timothy B. Smith
	Name:	Timothy B. Smith
	Title:	Vice President
ARES COMMERCIAL REAL ESTATE SERVICER LLC, a Delaware limited liability company (in its capacity as "Servicer")
By:	/s/ Timothy B. Smith
	Name:	Timothy B. Smith
	Title:	Vice President
ARES COMMERCIAL REAL ESTATE SERVICER LLC, a Delaware limited liability company (in its capacity as "Special Servicer")
By:	/s/ Timothy B. Smith
	Name:	Timothy B. Smith
	Title:	Vice President
CITIBANK, N.A. ("Lender")
By:	/s/ Richard B. Schlenger
	Name:	Richard B. Schlenger
	Title:	Authorized Signatory